Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Permal Hedge Strategies Fund I

We consent to use of our report dated May 30, 2013, with respect to the financial statements of Permal Hedge Strategies Fund I (formerly known as Permal Hedge Strategies Fund) as of March 31, 2013, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Prospectuses and the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

June 6, 2013